Exhibit (A)(5)(P)

Joel T. Trammell President and Chief Executive Officer Black Box Corporation Telephone No.: (724) 746-5500

Dear Fellow Black Box Stockholder:	December 24, 2018

As you may know, AGC is currently conducting a tender offer for all outstanding shares of Black Box stock. You may also know that the per-share offer price recently increased, from $1.08 to $1.10. I am writing to update you on other matters concerning our potential merger with AGC. Based on the information currently available to us, Black Box believes the following to be true:

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Black Box has run out of time under its credit agreement. Black Box’s only source of liquidity, the “last- in first-out” line under its credit agreement, expires on January 17, 2019. Despite intense efforts over several months, Black Box has been unable to identify any alternative lender willing to provide us liquidity or refinance our debt on any sustainable terms.

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The AGC offer is the best and only available strategic alternative. Black Box undertook a months-long, comprehensive strategic alternative process, in which its investment bankers contacted over 150 potential counterparties, many of which conducted diligence and negotiated with us. At the end of the process, the transaction with AGC was our best available alternative – in fact, our only available alternative. Despite a broad “go-shop” right under the AGC merger agreement, no alternative merger partner or capital provider has presented us with an alternative to the AGC merger, let alone an alternative superior to AGC’s offer. We remain fully open to such alternative discussions; but we believe it is reasonable to infer that, after substantial effort across many months, it is highly unlikely that we will receive a superior alternative offer.

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$1.10 is an attractive price, especially if compared to $0.00. In the AGC merger, Black Box’s secured lenders have agreed to accept substantially less than par in full satisfaction of Black Box’s debt. In our view, our lenders accepted this arrangement because they appreciated that the AGC merger was Black Box’s best available path forward, and that other results would be worse for Black Box and its securityholders. If our lenders had not accepted the arrangement, no proceeds would be available for Black Box stockholders.

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If the AGC transaction fails to close, the entire value of your investment in Black Box will be in jeopardy. While we continue to provide world-class service to our clients, Black Box’s cash flow challenges persist and are greatly compounded by the imminent expiration of our LIFO facility. We continue to firmly believe that the AGC offer is the best path to achieving maximum value for our fellow stockholders, now or in the future.

At the originally scheduled expiration of the offer, 46.8% of shares had been tendered. Greater than 50% of our shares must be tendered in order for the transaction to close and for our stockholders to receive the consideration.

YOUR TENDER MATTERS. PROTECT YOUR REMAINING INVESTMENT IN BLACK BOX.

The current tender offer period expires at midnight on January 4, 2019. Stockholders who hold in street name should check with their bank or broker custodians for earlier cutoffs for tender instructions. If you have any questions about the tender offer or how to tender your shares, please contact the Information Agent for the offer, Okapi Partners LLC, at (877) 869-0171.

Sincerely,

Joel T. Trammell
President and Chief Executive Officer Black Box Corporation

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500

Important Additional Information

This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of Black Box or any other securities. A tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents has been filed with the SEC by AGC Networks and/or its affiliates, and a solicitation/recommendation statement on Schedule 14D-9 has been filed with the SEC by Black Box. The offer to purchase Black Box common stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF BLACK BOX ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the tender offer.

In addition, Black Box files annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by AGC Networks or Black Box at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. AGC Network’s and Black Box’s filings with the SEC are also available to the public from commercial document- retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Black Box Forward-Looking Statements

All of the statements in this document, other than historical facts, are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of Black Box by AGC, and are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the merger and related transactions, including, for example, the timing of the completion of the merger and the potential benefits of the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) uncertainties as to how many Black Box stockholders will tender their shares of Black Box common stock in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that Black Box will terminate the merger agreement to enter into an alternative business combination, refinancing, or other recapitalization transaction; (v) the possibility that various closing conditions for the transactions contemplated by the merger agreement may not be satisfied or waived; (vi) the risk that the merger agreement may be terminated in circumstances requiring Black Box to pay a termination fee; (vii) risks related to the filing or filings to be made with CFIUS, and unanticipated developments in related law; (viii) the possibility that the transactions contemplated by the merger agreement may not be timely completed, if at all; (ix) the risk that, prior to the completion of the transactions contemplated by the merger agreement, if at all, Black Box’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption, whether due to uncertainty related to the tender offer, the merger and related transactions, degradation in Black Box’s financial performance, or other factors; (x) the risk that the equity financing, debt financing or both to be obtained by AGC Networks and/or its affiliates are unavailable to complete the offer or the merger; (xi) the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; (xii) the risk that Black Box does not generate sufficient cash flow from operations to meet its obligations during the period prior to the completion of the transactions contemplated by the merger agreement; (xiii) the risks and uncertainties pertaining to Black Box’s business; and (xiv) other factors included elsewhere in Black Box’s public periodic filings with the SEC, as well as the tender offer materials filed and to be filed by AGC and/or its affiliates in connection with the tender offer. Other factors that could cause actual results to differ materially include those set forth in Black Box’s SEC reports, including, without limitation, the risks described in Black Box’s Annual Report on Form 10-K for its fiscal year ended March 31, 2018, the Current Report on Form 8-K filed July 2, 2018, and Black Box’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2018 and September 29, 2018, each of which are on file with the SEC. Black Box’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on Black Box’s website at https://www.blackbox.com/ under the Investor Relations section or upon request via phone at 724-873-6788. Black Box disclaims any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

1000 Park Drive, Lawrence, PA 15055-1018 • (724) 746-5500